UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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NeoMedia Technologies, Inc.
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NeoMedia Technologies, Inc.

100 West Arapahoe Avenue, Suite 9

Boulder, CO 80302 USA

T: +1 303 546 7946

www.neom.com

August 13, 2013

Dear Stockholder:

Thank you for your support of NeoMedia over the years.

We believe that 2013 has been the best year in the company’s history. We have achieved our highest revenues, as recently reported in our Quarterly Report on Form 10-Q for our second quarter, ended June 30th, lowered costs of operating our business and have what we consider to be a stronger customer list than ever before in our history. During the three years that I have been CEO, we have significantly changed our business and we believe that we are now poised to achieve further successes from the opportunities in both our 2D Core services and IP Licensing.

More than ever, we would like to release news of our customer successes but unfortunately we are often limited by terms of confidentiality. Please know that each and every time we have approval to post news, we do so. Variables such as where, when and how customer related news is released are all key considerations in every deal negotiation but ultimately we choose to focus on higher revenue deals, than the news event.

Many stockholders have not been encouraged with our proxy news. However, as mentioned in the proxy statement, we need more shares of available common stock to satisfy our obligations to certain investors, particularly YA Global Investment, L.P. (YA). We owe a significant amount of money to YA based on their continued support of the company since 2006. However, given the positive news surrounding our business, we have held discussions with YA and they have agreed to enter into negotiations to restructure, and potentially reduce, the debt. However, until the issue related to Proposal 5 in the proxy statement is resolved, such negotiation will not be able to proceed. We believe that by restructuring and/or reducing the debt owed to YA, we will be well positioned to either 1) pay it off in full with proceeds from the business or 2) find an alternative investor to take on all or a portion of the debt owed.

Given this development, we wish to highlight our position and ask for your support for Proposal 5, Approval of the Reverse Stock Split. The reality is that if Proposal 5 is not approved, the Company likely will need to shut its doors given its inability to honor its obligations discussed above. While we appreciate that the Reverse Stock Split may not make our long term stockholders happy because they may experience further stock dilution, the alternative may be the loss of your entire investment in the Company.

NeoMedia Technologies, Inc.

100 West Arapahoe Avenue, Suite 9

Boulder, CO 80302 USA

T: +1 303 546 7946

www.neom.com

To recap the details of Proposal 5 as set forth in the proxy statement: Proposal 5 is being submitted for approval in order to avoid a situation in which the Company would have no available authorized but unissued Common Stock necessary to satisfy contractual obligations of its Financing Documents. As of the Record Date, we had a total of 5,000,000,000 authorized shares of Common Stock. If we amend our Certificate of Incorporation (our “Charter”) to affect a reverse stock split of our outstanding Common Stock at a ratio of 1-for-1,700 while keeping the authorized amount of shares of Common Stock set at 5,000,000,000 (the “Reverse Split”) the number of shares of authorized but unissued Common Stock will enable the Company to satisfy its contractual obligations with respect to certain convertible securities and instruments, including secured convertible debentures, Series C Stock, Series D Stock, and financing documents previously issued by the Company on behalf of YA Global Investments, L.P. (the “Investor”) and its assignees (such securities, instruments and financing documents, the “Financing Documents”). The Board deems it necessary and imperative that the stockholders approve Proposal 5 in order to avoid a situation in which the Company would have no available authorized but unissued Common Stock necessary to satisfy its contractual obligations under the Financing Documents, which could result in the Company’s default under the Financing Documents. Defaulting under the Financing Documents would result in (a) amounts owed under the Financing Documents becoming immediately due and payable and (b) interest rates on such amounts increasing, collectively in such amounts owed that, (c) it would result in a substantial likelihood that the Company would need to declare bankruptcy.

If you have already voted “No” on Proposal 5, we encourage you to revisit your vote in light of the information presented in this letter. If you have not voted, please vote via the Internet or telephone by following the instructions below, or please sign, date and return the proxy card previously supplied to you.

For the reasons set forth in the proxy statement, dated July 8, 2013, the Board of Directors unanimously recommends that you vote “FOR” Proposals 1, 2, 4, 5 and 6, and “FOR Every Three (3) Years” for Proposal 3.

You are invited to attend the 2013 Annual Meeting of Stockholders of NeoMedia Technologies, Inc. which will be held on Tuesday, September 3, 2013, 2:00 p.m., local time, at NeoMedia’s headquarters at 100 West Arapahoe Avenue, Suite 9, Boulder, Colorado, 80302. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting.

We look forward to your continued support.

Kindest Regards,

/s/ Laura A. Marriott

Laura A. Marriott
Chief Executive Officer

NeoMedia Technologies, Inc.

100 West Arapahoe Avenue, Suite 9

Boulder, CO 80302 USA

T: +1 303 546 7946

www.neom.com

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